Exhibit 10.20

FIRST AMENDMENT TO THE
AMENDED AND RESTATED
GRAPHIC PACKAGING
EQUITY INCENTIVE PLAN
(AMENDED AND RESTATED EFFECTIVE MAY 15, 2001)

THIS FIRST AMENDMENT IS EFFECTIVE ON MAY 1, 2002

FIRST AMENDMENT TO THE
AMENDED AND RESTATED
GRAPHIC PACKAGING
EQUITY INCENTIVE PLAN

1.    Recitals.    Pursuant to the authority granted in Section 16 of the Graphic Packaging International Corporation Equity Incentive Plan (the “Plan”), Graphic Packaging International Corporation (the “Company”) wishes to amend the Plan to clarify certain terms of the Plan.

2.    Amendment of Plan.    The following amendment to the Plan is adopted effective as provided in Paragraph 3 below:

A.    Section 1.1 of the Plan is hereby amended in its entirety to read as follows:

1.1    Introduction.    Graphic Packaging International Corporation, a Colorado corporation hereinafter referred to, together with its Affiliated Corporations (as defined in subsection 2.1(a)), as the “Company” except where the context otherwise requires, previously established the Graphic Packaging Equity Incentive Plan (the “Plan”) for certain employees of the Company. The Plan, which permits the grant of stock options, restricted stock and phantom stock unit Awards to certain employees of the Company, was effective August 12, 1992 and was previously amended and restated effective November 11, 1992, October 20, 1994, February 14, 1995, November 14, 1995, and May 13, 1997. Pursuant to the power granted in Section 16, the Company hereby further amends and restates the Plan in its entirety, effective May 15, 2001

B.    Section 2.1(e) of the Plan is hereby amended in its entirety to read as follows:

(e)    “Committee” means a committee consisting of members of the Board who are empowered hereunder to take actions in the administration of the Plan. Members of the Committee shall be appointed from time to time by the Board, shall serve at the pleasure of the Board and may resign at any time upon written notice to the Board. To the extent the Board considers it desirable for transactions relating to a grant under the Plan to be eligible to qualify for an exemption under Rule 16b-3, the Committee shall consist of a committee of two or more directors of the Company, all of whom qualify as “non-employee directors” within the meaning of Rule 16b-3. To the extent the Board considers it desirable for compensation delivered pursuant to a grant under the Plan to be eligible to qualify for an exemption under Code Section 162(m), the Committee shall consist of a committee of two or more directors of the Company, all of whom qualify as “outside directors” within the meaning of Code Section 162(m). The Board may from time to time remove members from or add members to the Committee; fill vacancies on the Committee, howsoever caused; and otherwise increase or decrease the number of members

First Amendment to the Graphic Packaging Equity Incentive Plan

of the Committee, in each case as the Board deems appropriate to permit transactions in shares pursuant to the Plan and to satisfy such conditions of Rule 16b-3 or Code Section 162(m) as then in effect.

C.    Section 2.1(g) of the Plan is hereby amended in its entirety to read as follows:

(g)    “Eligible Employees” means those regular full-time and part-time employees (including, without limitation, officers and directors who are also employees) of the Company or any division thereof, upon whose judgment, initiative and efforts the Company is, or will become, largely dependent for the successful conduct of its business.

D.    The following is hereby added as a new Section 2.1(o) of the Plan, causing the remaining subsections of 2.1 to be redesignated accordingly:

(o)    “Retirement Plan” means the Company-sponsored retirement plan intended to be qualified under Section 401(a) of the Code under which the Participant is eligible to participate or receive benefits.

E.    Section 5 of the Plan is hereby amended in its entirety to read as follows:

If the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or if all or substantially all of the assets or more than fifty percent (50%) of the outstanding voting stock of the Company is acquired by any other corporation, business entity or person, or in case of a reorganization (other than a reorganization under the United States Bankruptcy Code), including a divisive reorganization under Section 355 of the Code, or liquidation of the Company, and if the provisions of Section 12 do not apply, the Committee, or the board of directors of any corporation assuming the obligations of the Company, shall, as to the Plan and outstanding Options and other Awards, either (i) make appropriate provision for the adoption and continuation of the Plan or a similar plan by the acquiring or successor corporation or by the corporation that employs the Participants following the reorganization and for the protection of any such outstanding Options and other Awards by the substitution on an equitable basis of appropriate stock of the Company or of the merged, consolidated or otherwise reorganized corporation which will be issuable with respect to the Stock, provided that no additional benefits shall be conferred upon the Participants holding such Options and other Awards as a result of such substitution, and the excess of the aggregate Fair Market Value of the shares subject to the Options immediately after such substitution over the Option Price thereof is not more than the excess of the aggregate Fair Market Value of the shares subject to such Options immediately before such substitution over the Option Price thereof, or (ii) upon written notice to the Participants, provide that all unexercised Options must be exercised within a specified number of days of the date of such notice or they will be terminated. In the latter event, the

First Amendment to the Graphic Packaging Equity Incentive Plan

Committee shall accelerate the exercise dates of outstanding Options and accelerate the restriction period and modify the performance requirements for any outstanding Awards so that all Options and Awards become fully vested or payable prior to any such event. The Committee may, in its sole discretion, establish a date by which outstanding Options must be exercised prior to reorganization, or establish periods during which Options may not be exercised, in order to comply with corporate or securities law or to facilitate the orderly administration of the Plan.

F.    Section 7.2(d)(ii) of the Plan is hereby amended in its entirety to read as follows:

(ii)    If the Option Holder retires from employment by the Company or its affiliates during the Option Period pursuant to the Retirement Plan, the Option may be exercised by the Option Holder, or in the case of death by the persons specified in subsection (iii) of this subsection 7.2(d), during the remainder of the Option Period; provided, however, that the Committee may, in its sole discretion, at the time of the Option Holder’s retirement, require that the Option be exercised within such shorter period as may be specified by the Committee, which in no event shall be less than three months (provided that such exercise must occur within the Option Period). The foregoing sentence shall apply only to Options granted under the Plan on or after February 13, 1996. The provisions of the Plan in effect prior to such date shall apply to Options granted prior to such date. If the Option Holder becomes disabled (as determined pursuant to the disability policy provided by the Company for the Participant, or if none, pursuant to such other disability plan sponsored by the Company under which the Participant is eligible for benefits, or if none, under Section 22(e)(3) of the Code), the Option may be exercised by the Option Holder (or in the case of death, by the persons specified in subsection (iii) of this subsection 7.2(d)) within thirty–six months following his or her disability (provided that such exercise must occur within the Option Period). In any of the foregoing cases, the Option may be exercised only within the applicable time period specified above and only as to the shares as to which the Option had become exercisable on or before the date of the Option Holder’s termination of employment.

G.    Section 7.2(f) of the Plan is hereby amended in its entirety to read as follows:

(f)    Agreement to Continue in Employment.    Each Option Holder agrees to remain in the employment of the Company, at the pleasure of the Company, for a continuous period of at least one year after the date of such stock option agreement, at the salary rate in effect on the date of such agreement or at such changed rate as may be fixed, from time to time, by the Company. If an Option Holder voluntarily terminates his or her employment with the Company during such period, the Options shall terminate in accordance with Section 7.2(d).

First Amendment to the Graphic Packaging Equity Incentive Plan

H.    Section 7.2(i) of the Plan is hereby amended in its entirety to read as follows:

(i)    Notice of Sale of Stock: Withholding.    Upon exercise of the Option, the Option Holder shall make appropriate arrangements with the Company to provide for the amount of additional withholding required by Sections 3102 and 3402 of the Code and applicable state income tax laws, including payment of such taxes through delivery of shares of Stock or by withholding Stock to be issued under the Option, as provided in Section 17.

I.    Section 7.2(j) of the Plan is hereby amended in its entirety to read as follows:

(j)    Issuance of Additional Option.    If, upon exercise of an Option, an Option Holder pays all or any portion of the exercise price of the Option with Stock, or pays all or any portion of the applicable withholding taxes with respect to the exercise of an Option with Stock that has been held by the Option Holder for more than a period, not shorter than six months, to be determined by the Committee, the Committee may, in its sole discretion, grant to such Option Holder a new Option (“Substituted Option”) covering the number of shares of Stock used to pay such exercise price and/or withholding tax. The Substituted Option shall have an Option Price per share equal to the Fair Market Value of a share of Stock on the date of the exercise of the Option and shall have the same terms and provisions as the Option, except as otherwise determined by the Committee in its sole discretion.

J.    Section 10.2 of the Plan is hereby amended in its entirety to read as follows:

10.2    Election Under Phantom Equity Plan.    A Participant who made the election provided for in Section 17.4 of the Company’s Phantom Equity Plan to receive payment for his interest under the Company’s Phantom Equity Plan in shares of Stock shall receive a grant of a number of Stock Units calculated pursuant to Section 17.4 of the Company’s Phantom Equity Plan. The number of Stock Units so determined were credited to a bookkeeping account in the Participant’s name on the books of the Company on or about March 1, 1993. A number of shares of Stock equal to the number of Stock Units credited to the Participant shall be transferred to the Participant at the times and in the manner (lump sum or installments) specified in Section 17.4 of the Phantom Equity Plan and as otherwise provided under the Phantom Equity Plan.

K.    Section 12.2 of the Plan is hereby amended in its entirety to read as follows:

12.2    Limitation on Payments.    If the provisions of this Section 12 would result in the receipt by any Participant of a payment within the meaning of Section 280G of the Code and the regulations promulgated thereunder, and

First Amendment to the Graphic Packaging Equity Incentive Plan

if the receipt of such payment by any Participant would, in the opinion of independent tax counsel of recognized standing selected by the Company, result in the payment to such Participant of an “excess parachute payment” under Section 280G of the Code, resulting in the imposition of an excise tax on such Participant pursuant to Section 4999(a) of the Code, then the amount of such payment shall be reduced to the extent required, in the opinion of independent tax counsel, to prevent the imposition of such excise tax; provided, however, that the Committee, in its sole discretion, may authorize the payment of all or any portion of the amount of such reduction to the Participant.

L.    Section 18.1(d) of the Plan is hereby amended in its entirety to read as follows:

(d)    The purchase price for each share of Stock purchased by the Company pursuant to this Section 18 shall be equal to the Fair Market Value of the Stock on the date the Company receives the Offer under subsection 18.1(a), regardless of any increase or decrease in the Fair Market Value of such Stock on any later date. The Company shall not be responsible for, nor be required to exercise its rights under this Section 18 as a result of, any increase or decrease in the Fair Market Value of such Stock following the Company’s receipt of the Offer under subsection 18.1(a).

M.    Section 19.2 of the Plan is hereby amended in its entirety to read as follows:

19.2    Federal Securities Law Requirements.    All Awards and transactions hereunder shall be subject to all conditions under Rule 16b-3, or any successor rule promulgated under Section 16 of the 1934 Act, to qualify the Award for any of the following exceptions (or such other exceptions as may be available under Rule 16b-3):

(a)    the transaction is approved in advance by the Committee, composed solely of two or more “non-employee-directors,” as described in Section 2.1(e);

(b)    the transaction is approved in advance by shareholders, or subsequently ratified not later than the date of the next annual meeting of shareholders; or

(c)    the securities acquired are held by the insider for six months following the date of their acquisition, or in the case of a derivative security, at least six months elapse between the date of acquisition of the derivative security and the date of disposition of the underlying security.

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First Amendment to the Graphic Packaging Equity Incentive Plan

3.    Effective Date.    The Effective Date of this First Amendment shall be May 1, 2002. This amendment shall not in any manner adversely affect any Options, Restricted Stock Awards, Stock Units or Stock granted under the Plan prior to such Effective Date without the consent of the Participant holding such Options, Restricted Stock Awards, Stock Units or Stock.

4.    Terms and Conditions of Plan.    Except for the Amendment in paragraph 2, all terms and conditions of the Plan are unamended and shall remain in full force and effect.

5.    Execution.    The Board of Directors of Graphic Packaging International Corporation has approved this First Amendment as of the Effective Date and caused this First Amendment to be executed as of the date set forth below.

GRAPHIC PACKAGING INTERNATIONAL CORPORATION

By:

Title:

Date:

First Amendment to the Graphic Packaging Equity Incentive Plan